                                                                    Exhibit 5.1

April 28, 2000

American TeleSource International, Inc.
12500 Network Boulevard, Suite 407
San Antonio, Texas  78249

     Re: American TeleSource International, Inc. Registration Statement on Form S-3 (the "Registration Statement")


Ladies and Gentlemen:

     I have acted as counsel to American TeleSource International, Inc., a Delaware corporation, ("ATSI") in connection with the registration for resale of 3,357,929 shares of common stock of ATSI (the "Shares") on Form S-3. This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3.

     I have reviewed the following:

          1. ATSI's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation");
          2.  ATSI's Amended and Restated Bylaws (the "Bylaws");
          3.  Convertible Notes issued to 23 investors dated March 17, 1997, each as modified in October, 1997 (the "Convertible Notes");
          4.  Form of letters from H. Douglas Saathoff, Chief Financial Officer of ATSI to 23 investors dated December 30, 1999 and January 24,
              2000 (the "Debt Conversion Offer Letters);
          5. Promissory Note issued by ATSI to Four Holdings, Ltd. dated October 14, 1997 in the original principal amount of $1 million (the Four Holdings Note");
          6. ATSI's Certificate of Designation, Preferences and Rights of 10% Series A Cumulative Convertible Preferred Stock (the "Series A Certificate of Designation");
          7. Registration Rights Agreement between ATSI and Kings Peak, LLC dated February 4, 2000 (the Kings Peak Registration Agreement");
          8. Certificate of H. Douglas Saathoff, Secretary of ATSI, certifying ATSI's Board of Directors adoption of resolutions authorizing the conversion of the balance due under various Convertible Notes to common stock, the conversion of the balance due under the Four Holdings Note to common stock, the issuance of shares of common stock in a private placement to raise funds to retire balances due under various convertible notes, and the issuance of 10,000 shares of series A preferred stock to an investor.
          9. Records of the accounting and treasury department of ATSI regarding the balances due under the Convertible Notes and the Four Holdings Note; and
          10. Certificate of Good Standing for ATSI issued by the Secretary of State of the State of Delaware dated April 26, 2000.

     In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records, and certificates submitted to me as originals.

     Based on my review of these documents, it is my opinion that the Shares issued upon conversion of the Convertible Notes and the Four Holdings Note have been duly authorized, validly issued, fully paid and nonassessable, and that the Shares issuable to Kings Peak LLC pursuant to the terms of the series A preferred stock issued on February 4, 2000.

     I consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,

                                        /s/Alice L. King

                                        Alice L. King
                                        Corporate Counsel